                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                                   INFR, INC.


ARTICLE I.  NAME.
            ----

          The name of the corporation is INFR, Inc. (hereinafter referred to as the "Corporation").

ARTICLE II.  REGISTERED OFFICE AND AGENT.
             ---------------------------

          The address of the registered office of the Corporation in the State of Delaware is Paracorp Inc., 15 East North Street, Dover, County of Kent. The name of the registered agent of the Corporation at such address is Paracorp Inc.

ARTICLE III.  NATURE OF BUSINESS.
              ------------------

          The nature of the business or purposes to be conducted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV.  CAPITAL STOCK.
             -------------

          The Corporation is authorized to issue three classes of capital stock, designated Class A Common Stock, Class B Common Stock and Preferred Stock. The total number of shares of stock which the Corporation shall have authority to issue is Nineteen Million (19,000,000) shares, consisting of Fifteen Million (15,000,000) shares of Class A Common Stock, par value $.01 (the "CLASS A COMMON STOCK"), Two Million (2,000,000) shares of Class B Common Stock, par value $.01 (the "CLASS B COMMON STOCK"), and Two Million (2,000,000) shares of Preferred Stock, par value $.01 (the "PREFERRED STOCK"). The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "COMMON SHARES."

          Section 1:  Common Stock.  A statement of the designations, powers,
                      ------------
preferences, rights, qualifications, limitations and restrictions in respect of the Common Shares is as follows:

          (A) Dividends.  The Board of Directors of the Corporation may cause
              ---------
dividends to be paid to the holders of shares of Class A Common Stock or Class B Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends or other distributions are declared, whether


                                 Exhibit 3.1-1
payable in cash, in property or in shares of stock of the Corporation, other than in shares of Class A Common Stock or Class B Common Stock, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, share for share, in such dividends or other distributions. No dividends or other distributions shall be declared or paid in shares of Class A Common Stock or Class B Common Stock or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, except dividends or other distributions payable ratably according to the number of shares of Class A Common Stock and Class B Common Stock held by the holders thereof, in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Class A Common Stock to holders of that class of stock and Class B Common Stock to holders of that class of stock.

          (B) Liquidation Rights.  Subject to the prior rights of holders of any
              ------------------
shares of stock of the Corporation ranking prior to the Common Shares upon liquidation, dissolution or winding up (voluntary or otherwise), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Shares shall be entitled to share, ratably according to the number of shares of Class A Common Stock and Class B Common Stock held by them, in all assets of the Corporation available for distribution to its stockholders.

          (C)  Voting Rights.
               -------------

          (1) Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Class A Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class A Common Stock shall be entitled to one vote for each share of such stock held by such holder.

          (2) The holders of Class B Common Stock shall not have any voting rights except as otherwise provided in this Certificate of Incorporation or required by applicable law and except that such holders shall be entitled to vote as a separate class on any amendment to this paragraph (C)(2) and on any amendment, repeal or modification of any provision of this Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of Class B Common Stock.

          (3) In addition to any affirmative vote required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than a majority of the then outstanding shares of both classes of Common Shares, voting together as a single class, shall be required for any of the following actions: (i) any increase, reduction or other change in the authorized number of shares of any class of Common Shares, (ii) except as provided in Section 2 of this Article IV, the authorization of any new series or class of stock of the Corporation senior to or on a parity with Common Shares with respect to the payment of dividends or the distribution of assets on liquidation, and increases in the authorized shares of any such series or class, and (iii) any amendment to this Certificate of Incorporation that adversely affects the rights of the Class A Common

                                 Exhibit 3.1-2

     Stock or the Class B Common Stock. The affirmative vote or written consent specified in the preceding sentence shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage vote may be specified by law or otherwise.

          (D)  Conversion.
               ----------

          (1) Upon compliance with the provisions of paragraph (D)(3) below, any Regulated Stockholder (as defined below) shall be entitled to convert, at any time and from time to time, any or all of the shares of Class A Common Stock held by such stockholder into the same number of shares of Class B Common Stock. The term "Regulated Stockholder" shall mean (a) any stockholder that is a Federal licensee under the Small Business Investment Act of 1958 or that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation ("REGULATION Y"), and that holds shares of Class A Common Stock and Class B Common Stock issued on or prior to December 1, 1996 ("SUBJECT DATE") or upon exercise of warrants or options that were outstanding on or prior to the Subject Date, or shares issued upon conversion(s) of such shares, so long as such stockholder shall hold any such shares of Class A Common Stock or Class B Common Stock or shares issued upon conversion(s) of such shares, (b) any Affiliate (as defined below) of any such Regulated Stockholder specified in clause (a) above that is a transferee of any shares of Class A Common Stock or Class B Common Stock of the Corporation, so long as such Affiliate shall hold any such shares of Class A Common Stock or Class B Common Stock or shares issued upon conversion(s) of such shares and (c) any individual, partnership, joint venture, corporation, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (a "PERSON") (i) to which any such Regulated Stockholder specified in clause (a) above or any of its Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any shares transferred by such Regulated Stockholder or Affiliate or any shares issued upon conversion(s) of such shares, and (ii) which transferee is, or any Affiliate of which is, subject to the provisions of Regulation Y. As used in this Certificate of Incorporation, the term "AFFILIATE" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term "CONTROL" (including with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          (2) Upon compliance with the provisions of paragraph (D)(3) below, any stockholder shall be entitled to convert, at any time and from time to time, any and all shares of Class B Common Stock held by such stockholder into the same number of shares of Class A Common Stock; provided, however,
                                                             --------  -------
     that no holder of any shares of Class B Common Stock that is a Regulated Stockholder shall be entitled to convert any such shares into shares of Class A Common Stock, to the extent that, as a result of such

                                 Exhibit 3.1-3
     conversion, such holder and its Affiliates, directly or indirectly, would own, control or have the power to vote more than five percent (5%) of the outstanding shares of Class A Common Stock.

          (3)(a) Each conversion of Common Shares into another class of Common Shares shall be effected by the surrender of the certificate(s) evidencing the shares of the class of stock to be converted (the "CONVERTING SHARES") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Common Shares) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the holder desires to convert the Converting Shares or a specified number of such Converting shares, evidenced by such certificate(s) into an equal number of shares of the class into which such shares may be converted (the "CONVERTED SHARES"), and (ii) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Converted Shares shall be issued, and instructions for the delivery thereof. The Corporation shall promptly notify each stockholder of record of its receipt of such notice. Upon receipt of the notice described in the first sentence of this paragraph (D)(3)(a), together with the certificate(s) evidencing the Converting Shares, the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Converted Shares issuable upon such conversion and a certificate (which shall contain such legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Corporation in connection with such conversion but which were not Converting Shares and, therefore, were not converted; provided, however,
                                                           --------  -------
     that if such conversion is subject to paragraph (D)(3)(c) below, the Corporation shall not issue said certificate(s) until the expiration of the Deferral Period referred to therein. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Corporation, and at such time the rights of the holder of such Converting Shares as such holder shall cease (except that in the case of a conversion subject to paragraph (D)(3)(c) below, the conversion shall be deemed effective upon expiration of the Deferral Period referred to therein), and the person(s) in whose name or names any certificate(s) evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

          (b) Upon the issuance of the Converted Shares in accordance with this paragraph (D), such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

          (c) The Corporation shall not convert or directly or indirectly redeem, purchase or otherwise acquire any shares of Class A Common Stock or take any other action affecting the voting rights of such shares, if such action will increase the percentage of outstanding voting securities owned or controlled by any Regulated Stockholder (other than the stockholder which requested that the Corporation take such

                                 Exhibit 3.1-4
     action, or which otherwise waives in writing its rights under this paragraph (D)) unless the Corporation gives written notice (the "FIRST NOTICE") of such action to each such holder. The Corporation will defer making any conversion, redemption, purchase or other acquisition or taking any such other action for a period of 30 days (the "DEFERRAL PERIOD") after giving the First Notice in order to allow each such holder to determine whether it wishes to convert or take any other action with respect to the Common Shares it owns, controls or has the power to vote, and if any such holder then elects to convert any shares of Class A Common Stock, it shall notify the Corporation in writing within 20 days of the issuance of the First Notice, in which case the Corporation (i) shall promptly notify from time to time each other Regulated Stockholder holding shares of each proposed conversion and the proposed transactions, and (ii) effect the conversion requested by each holder of Class B Common Stock in response to the notices issued pursuant to this paragraph (D)(3)(c) at the end of the Deferral Period or as soon thereafter as is reasonably practicable.

          (d) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock or its treasury shares, solely for the purpose of issue upon conversion of shares of Class A Common Stock and Class B Common Stock, such number of shares of such class as shall then be issuable upon the conversion of all outstanding shares of Class A Common Stock and Class B Common Stock.

          (e) The issue of certificates evidencing shares of any class of Common Shares upon conversion of shares of any other class of Common Shares shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the Corporation shall not be
                           --------  -------
     required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Shares converted.

          (4) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Class A Common Stock or the Class B Common Stock, the outstanding shares of each other class of Common Shares shall be proportionately subdivided or combined, as the case may be, and effective provision shall be made for the protection of all conversion rights hereunder. In case of any reorganization, reclassification or change of shares of Class A Common Stock or Class B Common Stock, or in case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Class A Common Stock or Class B Common Stock), or in case of any sale, lease or other disposition to another corporation (other than a wholly-owned subsidiary of the Corporation) of all or substantially all the assets of the Corporation, each holder of Common Shares, irrespective of class, shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such Common

                                 Exhibit 3.1-5

     Shares would exist had such event not occurred, to convert such shares into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of the class of Common Shares into which such Common Shares might have been converted immediately prior to such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the Certificate of Incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the Common Shares of each class that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of Common Shares into which such Common Shares might have been converted immediately prior to such event. The Corporation shall not be a party to any merger, consolidation or recapitalization pursuant to which any Regulated Stockholder would be required to take (i) any voting securities which would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such Regulated Stockholder, or (ii) any securities convertible into voting securities which if such conversion took place would cause such holder to violate any law, regulation or other requirement of any governmental body applicable to such Regulated Stockholder other than securities which are specifically provided to be convertible only in the event that such conversion may occur without any such violation.

          SECTION 2.  Preferred Stock.  The Board of Directors is authorized,
                      ---------------
subject to the limitations prescribed by law and the provisions of Section 2 of this Article IV, to provide for the issuance of shares of Preferred Stock from time to time in one or more series, and by filing any certificate of designations required under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), to fix or alter the number of shares of any series of Preferred Stock, and to fix the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions granted to or imposed upon the shares of any wholly unissued series of Preferred Stock. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

          (a) the number of shares constituting and the distinctive designation of such series;

          (b) the dividend rights of the shares of such series, including whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

          (c) whether such series shall have voting rights, and, if so, the terms of such voting rights, including the number of votes per share, the number of

                                 Exhibit 3.1-6
     members of the Board of Directors or the percentage of members of the Board of Directors each class or series of Preferred Stock may be entitled to elect;

          (d) whether such series shall have conversion rights and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary as the Board of Directors determines under different conditions and at different redemption dates;

          (f) whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

          (g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

          (h) any other relative rights, preferences and limitations of such series.

          The Board of Directors may, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Preferred Shares that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law or the applicable certificate of designations.

ARTICLE V.  INCORPORATOR.
            ------------

          The name and mailing address of the incorporator is Susanna Kim, 610 Newport Center Drive, Suite 1700, Newport Beach, California 92660.

ARTICLE VI.  BOARD OF DIRECTORS.
             ------------------

          SECTION 1.  Number of Directors.  The properties, business and affairs
                      -------------------
of the Corporation shall be managed and controlled by a Board of Directors of not less than five (5) nor more than eleven (11) members. The number of directors which shall constitute the whole Board of Directors shall be six (6) unless and until otherwise determined in the manner provided in the Bylaws of the Corporation. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock or other securities of the Corporation shall have the right, voting separately as a


                                 Exhibit 3.1-7
class, to elect one or more directors of the Corporation, such directorship or directorships shall be in addition to the number of directors as determined in the manner provided in the Bylaws of the Corporation, such director or directors shall not be classified pursuant to Section 2 of this Article VI, and, unless otherwise provided by law or by resolution of the Board of Directors authorizing such series of Preferred Stock or other securities of the Corporation, the filling of vacancies and other features of any such directorship shall be governed by the terms of this Certificate of Incorporation applicable thereto, except that, unless otherwise provided by law or by resolution of the Board of Directors authorizing such series of Preferred Stock or other securities of the Corporation, any such director shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director's successor shall be elected and qualified, or until such director's death, resignation or removal, whichever occurs earlier.

          SECTION 2.  Classified Board -- Three Classes.  The directors, other
                      ---------------------------------
than those directors not classified pursuant to Section 1 of this Article VI, shall be divided into three (3) classes, designated Class I, Class II and Class III, such classes to be as nearly equal in number as possible. Each director of Class I shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal, each director of Class II shall hold office for a term expiring at the second annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal, and each director of Class III shall hold office for a term expiring at the third annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Thereafter, at each annual meeting of stockholders, directors shall be chosen for a term of three years to succeed those whose terms then expire and shall hold office until the third annual meeting of stockholders following the annual meeting of stockholders at which each such director was elected and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal.

          SECTION 3.  Board Reclassification.  Unless otherwise agreed to by a
                      ----------------------
two-thirds majority of the existing directors, the determination of the selection of directors in each class upon changes in the number of directors shall be determined in the manner provided in the Bylaws of the Corporation.

          SECTION 4.  Vacancies.  Any vacancy on the Board of Directors for any
`                      ---------
reason, whether arising through death, resignation or removal of a director or through an increase in the number of directors of any class, shall be filled by a majority vote of the remaining directors, although less than a quorum, or by a sole remaining director. The term of office of any director elected to fill such a vacancy shall, except as provided in Section 3 of this Article VI, expire at the expiration of the term of office of directors of the class in which the vacancy occurred.

          SECTION 5.  Elections.  Elections of directors need not be by written
                      ---------
ballot except and to the extent provided in the Bylaws of the Corporation.


                                 Exhibit 3.1-8

          SECTION 6.  Stockholder Nominees.  Nominations by stockholders of
                      --------------------
persons for election to the Board of Directors shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

          SECTION 7.  Removal.  Subject to the rights of the holders of any
                      -------
series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 7 shall not apply with respect to such director or directors.

ARTICLE VII.  BYLAWS.
              ------

          A majority of the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation may adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VIII.  STOCKHOLDER MEETINGS; BOOKS.
               ---------------------------

          Meetings of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation. Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called and noticed meeting of stockholders and may not be taken by consent in writing. The books of the Corporation may be kept, subject to any applicable statutory provision, outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX. DIRECTOR LIABILITY; INDEMNIFICATION.
            -----------------------------------

          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders to the fullest extent permitted by applicable law. Any repeal or modification of this Article IX shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.


                                 Exhibit 3.1-9

ARTICLE X. AMENDMENTS.
           ----------

          The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware General Corporation Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VI, VIII, IX and this Article X may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in Articles VI, VIII, IX and this
Article X, unless such action is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of the Corporation entitled to vote on the matter.

          IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named for the purpose of forming a corporation to do business both within and without the State of Delaware, do make and file this Certificate, hereby declaring under penalties of perjury that it is my act and deed and that the facts stated herein are true.



                                    /s/ Susanna Kim
                                    --------------------
                                    Susanna Kim

                                 Exhibit 3.1-10